Exhibit (a)(1)(d)

Offer to Purchase for Cash

by

Safeguard Scientifics, Inc.

of

Up to $35,000,000 in Value of Shares of its Common Stock

At a Purchase Price Not Less Than $7.90

Nor Greater Than $9.00 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., EASTERN TIME, ON OCTOBER 1, 2021 (THE “EXPIRATION DATE”), UNLESS THE TENDER OFFER IS EXTENDED.

September 2, 2021

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Safeguard Scientifics, Inc., a Pennsylvania corporation (“Safeguard” or “we”), is offering to purchase for cash up to $35,000,000 in value of shares of its common stock, $.10 par value per share (the “shares”), at a price per share not less than $7.90 nor greater than $9.00, net to the seller in cash, less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in Safeguard’s offer to purchase, dated September 2, 2021, and the related letter of transmittal (which, together, as they may be amended or supplemented from time to time, constitute the “tender offer”). Please furnish copies of the enclosed materials to those of your clients for whom you hold shares registered in your name or in the name of your nominee.

Given the prices specified by tendering shareholders and the number of shares properly tendered and not properly withdrawn, we will select the lowest purchase price between (and including) $7.90 and $9.00 per share (the “Purchase Price”) that will allow us to purchase $35,000,000 in value of shares, or a lower amount, depending on the number of shares that are properly tendered and not properly withdrawn. If shares having an aggregate value of less than $35,000,000 are properly tendered and not properly withdrawn, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. We will acquire all shares that we purchase in the tender offer at the same purchase price regardless of whether the shareholder tendered at a lower price.

All shares properly tendered before the expiration date at prices at or below the Purchase Price and not properly withdrawn will be purchased by us at the Purchase Price, net to the seller in cash, less applicable withholding taxes and without interest, upon the terms and subject to the conditions of the tender offer, including the “odd lot,” proration and conditional tender provisions thereof. See Section 1 of the offer to purchase. All shares tendered at prices in excess of the Purchase Price and all shares that we do not accept for purchase because of proration or conditional tenders will be returned, at our expense, to the tendering shareholders promptly after the expiration date. Subject to certain limitations and legal requirements, we reserve the right to accept for payment, according to the terms and conditions of the tender offer, up to an additional 2% of outstanding shares of our common stock (or 415,938 shares) without amending or extending the tender offer.

If, on the expiration date, shares having an aggregate value in excess of $35,000,000 (or such greater amount as we may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, we will buy shares in the following order:

•	first, from all holders of “odd lots” (holders of less than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw the shares before the expiration date;

•	second, on a pro rata basis from all other shareholders who properly tender shares at or below the Purchase Price, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•	third, only if necessary to permit us to purchase $35,000,000 in value of shares (or such greater amount as we may elect to purchase, subject to applicable law) from holders who have tendered shares at or below the

Purchase Price subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

The tender offer is not conditioned on any minimum number of shares being tendered. The tender offer is, however, subject to certain customary conditions. See Section 7 of the offer to purchase.

For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase, dated September 2, 2021;

2.	Letter to Clients, which you may send to your clients for whom you hold shares registered in your name or in the name of your nominee, with an accompanying Instruction Form provided for obtaining such clients’ instructions with regard to the tender offer;

3.	Letter of Transmittal (including Substitute IRS Form W-9), for your use and for the information of your clients; and

4.	Notice of Guaranteed Delivery, to be used to accept the tender offer in the event that you are unable to deliver the share certificates, together with all other required documents, to Computershare Trust Company, N.A., the depositary for the tender offer (the “depositary”), before the expiration date, or if the procedure for book-entry transfer cannot be completed before the expiration date.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON OCTOBER 1, 2021 UNLESS THE TENDER OFFER IS EXTENDED.

No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting any shares under the tender offer, other than fees paid to the dealer manager and the information agent, as described in the offer to purchase. We will, however, on request, reimburse brokers, dealers, commercial banks, trust companies and other persons for customary handling and mailing expenses incurred in forwarding the tender offer and related materials to the beneficial owners for whom they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of our dealer manager, information agent or depositary or any affiliate of the foregoing for purposes of the tender offer. We will pay or cause to be paid any stock transfer taxes on our purchase of shares pursuant to the tender offer, except as otherwise provided in the offer to purchase and letter of transmittal (see Instruction 9 of the letter of transmittal).

For shareholders to properly tender shares under the tender offer, either (1) the depositary must receive all of the following before the expiration date at the depositary’s address on the cover page of the letter of transmittal: (i) either (a) the original certificate(s) representing the tendered shares, or (b) in the case of tendered shares delivered in accordance with the procedures for book-entry transfer, a confirmation of receipt of the shares, (ii) either (a) a properly completed and duly executed letter of transmittal or, (b) in the case of a book-entry transfer, an “agent’s message” (as defined in the offer to purchase and the letter of transmittal) and (iii) any other documents required by the letter of transmittal, or (2) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the instructions set forth in the offer to purchase and letter of transmittal.

Shareholders (a) whose share certificate(s) are not immediately available or who will be unable to deliver to the depositary the share certificate(s) for the shares being tendered and all other required documents before the expiration date, or (b) who cannot complete the procedures for book-entry transfer before the expiration date, may nevertheless tender their shares, provided that they tender such shares in accordance with the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.

None of Safeguard, its board of directors, the information agent or the dealer manager makes any recommendation to any shareholder as to whether to tender or refrain from tendering all or any shares or as to the price or prices at which to tender such shares. Shareholders must make their own decision as to whether to tender shares and, if so, how many shares to tender and at which price or prices.

Please address any inquiries you may have with respect to the tender offer to the information agent, Georgeson LLC, at its address set forth on the back cover page of the offer to purchase and telephone number set forth below.

You may obtain additional copies of the enclosed material from Georgeson LLC by calling them at: (800) 676-0098.

Capitalized terms used but not defined herein have the meanings assigned to them in the offer to purchase and the letter of transmittal.

Very truly yours,

Safeguard Scientifics, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AN AGENT OF SAFEGUARD, THE INFORMATION AGENT, THE DEALER MANAGER OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

3